Exhibit 99.1

Press Release

Two North Broadway

Lebanon, Ohio 45036

Company Contact: Eric J. Meilstrup President and Chief Executive Officer LCNB National Bank (513) 932-1414 shareholderrelations@lcnb.com	Investor and Media Contact: Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

Q3 2024 net income improved 11.4% year-over-year to $4.5 million, producing a 0.76% return on average assets

Q3 2024 net income adjusted for merger-related costs increased 9.1% year-over-year to $4.8 million and up 16.8% from Q2 2024

LCNB Wealth Management assets up 24.4% year-over-year to a record $1.37 billion and have increased 3.9% from June 30, 2024

Tangible book value increased from $10.08 per share at June 30, 2024 to $10.97 at September 30, 2024

LEBANON, Ohio--LCNB Corp. ("LCNB") (NASDAQ: LCNB) today announced financial results for the three months and nine months ended September 30, 2024.

Commenting on the financial results, LCNB President and Chief Executive Officer Eric Meilstrup said, “Our 2024 third quarter results are encouraging and reflect the growing benefits of the April 2024 Eagle Financial Bancorp, Inc. (“EFBI” or “Eagle”) acquisition and the November 2023 Cincinnati Bancorp, Inc. (“Cincinnati Federal”) acquisition.  I am pleased to report that LCNB returned to year-over-year growth in both net income and adjusted net income, which was one quarter ahead of our plan.  This is a testament to the hard work of the LCNB team, the growing contribution of our new operating model, and the multi-year opportunities we are pursuing to drive value for our shareholders.”

Mr. Meilstrup continued, “Over the near-term, we continue to focus on fully integrating the Eagle and Cincinnati Federal acquisitions, improving efficiencies, and pursuing opportunistic asset sales that we believe will further enhance our balance sheet and earn a quick payback.  As we look to 2025 and beyond, we believe there are significant opportunities to leverage the continued success and growth of LCNB Wealth Management by offering our wealth management solutions to more customers across our growing footprint, as well as to the Eagle and Cincinnati Federal customers that we believe will benefit from our local, personalized, and proven offerings.”

“Despite the complex banking environment, 2024 is proving to be a transformative year for LCNB, marked by the integration of two strategic acquisitions that have increased and strengthened our market position.  These moves are a testament to our resilience, commitment to growth, and unwavering focus on long-term value creation.  We remain confident in our ability to adapt, innovate, and lead, and we are excited about the opportunities ahead as we continue to build a stronger, more diversified business for the future,” concluded Mr. Meilstrup.

Income Statement

Net income for the 2024 third quarter was $4.5 million, compared to net income of $4.1 million for the same period last year. Earnings per basic and diluted share for the 2024 third quarter were $0.31, compared to $0.37 for the same period last year.  Net income for the nine-month period ended September 30, 2024 was $7.4 million, compared to $12.9 million for the same period last year.  Earnings per basic and diluted share for the nine-month period ended September 30, 2024 was $0.53, compared to $1.16 for the same period last year.

Adjusted net income for the 2024 third quarter was $4.8 million, or $0.34 per basic and diluted share, compared to $4.4 million, or $0.40 per basic and diluted share, for the same period last year.  Adjusted net income for the nine months ended September 30, 2024 was $11.4 million, or $0.83 per basic and diluted share, compared to $13.6 million, or $1.22 per basic and diluted share, in the prior year period.

Net interest income for the three months ended September 30, 2024 was $15.0 million, compared to $13.6 million for the comparable period in 2023.  Net interest income for the nine-month period ended September 30, 2024 was $44.1 million, as compared to $41.7 million in the same period last year.  An increase in interest income from loans, due to a higher volume of average loans outstanding and an increase in average rates earned on these loans, was partially offset by higher average balances in interest-bearing demand and money market deposits, IRA and time certificates, and long-term debt and an increase in rates paid for these liabilities.  For the 2024 third quarter, LCNB’s tax equivalent net interest margin was 2.84%, compared to 3.04% for the same period last year.  Net interest margin for the nine-month period ended September 30, 2024 was 2.81%, as compared to 3.20% in the same period last year.

Non-interest income for the three months ended September 30, 2024, was $6.4 million, compared to $3.6 million for the same period last year. For the nine months ended September 30, 2024 non-interest income increased $3.6 million, or by 33.4%, to $14.4 million, compared to $10.8 million for the same period last year. The increase in non-interest income for both the three- and nine-month periods was primarily due to net gains from sales of loans.  In addition, non-interest income for both the three- and nine-month periods benefitted from increased: fiduciary income, service charges, and bank-owned life insurance income.

Non-interest expense for the three months ended September 30, 2024 was $15.4 million, compared to $12.2 million for the same period last year.  The $3.1 million increase was primarily due to higher personnel and operating expenses.  For the nine months ended September 30, 2024, non-interest expense was $11.8 million higher than the comparable period in 2023, partially due to an increase of $5.1 million in salaries and employee benefit costs, a $782,000 increase in FDIC insurance premiums, and a $2.6 million increase in merger-related expenses.

Capital Allocation

During the nine months ended September 30, 2024, LCNB did not repurchase any of its outstanding shares.  At September 30, 2024, LCNB had 315,047 shares remaining under its share repurchase program.

For the third quarter ended September 30, 2024, LCNB paid $0.22 per share in dividends, a 4.8% increase from $0.21 per share in the third quarter of last year.  Year-to-date, LCNB has paid $0.66 per share in dividends, compared to $0.63 per share for the nine months of last year.

Balance Sheet

Total assets at September 30, 2024 increased 18.4%, to $2.35 billion, from $1.98 billion at September 30, 2023.  Net loans at September 30, 2024 increased 17.7%, to $1.71 billion, compared to $1.45 billion at September 30, 2023.  The year-over-year increase resulted primarily from the completion of the Cincinnati Federal and Eagle acquisitions.  Total loans at September 30, 2024, not including loans acquired from the Cincinnati Federal and Eagle transactions, were flat with the same period a year ago.  During the nine months ended September 30, 2024, the bank originated $306.5 million in loans of which $100.4 million were sold into the secondary market.

Loans held for sale totaled $35.7 million at September 30, 2024, of which $31.4 million represents acquired loans. LCNB entered into a letter of intent to sell the acquired balance of loans held for sale. The sale will occur during the fourth quarter of 2024 and, once complete, LCNB anticipates the proceeds will be used for general corporate purposes, which may include supporting loan growth, paying down higher cost funding sources, or adding to liquidity balances.

Total deposits at September 30, 2024 increased 18.6% to $1.92 billion, compared to $1.62 billion at September 30, 2023.  Not including the Cincinnati Federal and Eagle acquisitions, total deposits increased 8.5% organically, or by $138 million, from September 30, 2023.

Assets Under Management

Total assets managed at September 30, 2024 were a record $4.25 billion, compared to $3.23 billion at September 30, 2023.  The year-over-year increase in total assets managed was primarily due to the Cincinnati Federal and Eagle acquisitions and organic growth in LCNB total assets, trust and investments, mortgage loans serviced, cash management, and brokerage accounts.  Organically, trust and investments and brokerage accounts increased due to a higher number of new LCNB Wealth Management customer accounts and an increase in the fair value of managed assets.  Mortgage loans serviced increased primarily due to the Cincinnati Federal acquisition.

Asset Quality

For the 2024 third quarter, LCNB recorded a provision for credit losses of $660,000, compared to a recovery of credit losses of $114,000 for the 2023 third quarter.  For the nine months ended September 30, 2024, LCNB recorded a total provision for credit losses of $1.3 million, compared to a total recovery of credit losses of $141,000 for the nine months ended September 30, 2023.

Net charge-offs for the 2024 third quarter were $84,000, or 0.02% of average loans, compared to net charge-offs of $33,000, or 0.01% of average loans, annualized, for the same period last year.  For the 2024 nine-month period, net charge-offs were $147,000, or 0.01% of average loans, compared to net charge-offs of $82,000, or 0.01% of average loans, for the 2023 nine-month period.

Total nonperforming loans, which include non-accrual loans and loans past due 90 days or more and still accruing interest, were $3.3 million, or 0.19% of total loans, at September 30, 2024, compared to $261,000, or 0.02% of total loans, at September 30, 2023.  The year-over-year increase in nonaccrual loans was primarily due to one commercial real estate relationship, representing a balance of $2.6 million. LCNB does not foresee a loss on this loan as it is deemed to have adequate provision based on management’s current review of the property value.  The nonperforming assets to total assets ratio was 0.14% at September 30, 2024, compared to 0.01% at September 30, 2023.

About LCNB Corp.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), it serves customers and communities in Southwest and South-Central Ohio and Northern Kentucky. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren Counties, Ohio. The Bank also provides community-oriented banking services to customers in Northern Kentucky through a bank office in Boone County, Kentucky. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, trust and IRAs and stock purchases. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.” Learn more about LCNB Corp. at www.lcnb.com.

Forward-Looking Statements

Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.  Please refer to LCNB’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations.  Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially.  These factors include, but are not limited to:

1.	the success, impact, and timing of the implementation of LCNB’s business strategies;
2.	LCNB’s ability to integrate recent and future acquisitions, including Cincinnati Federal and EFBI, may be unsuccessful or may be more difficult, time-consuming, or costly than expected;
3.	LCNB may incur increased loan charge-offs in the future and the allowance for credit losses may be inadequate;
4.	LCNB may face competitive loss of customers;
5.

changes in the interest rate environment, which may include further interest rate increases, may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;

6.	changes in general economic conditions and increased competition could adversely affect LCNB’s operating results;
7.	changes in regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;
8.	LCNB may experience difficulties growing loan and deposit balances;
9.

United States trade relations with foreign countries could negatively impact the financial condition of LCNB's customers, which could adversely affect LCNB 's operating results and financial condition;

10.

global or domestic geopolitical relations and/or conflicts could create financial market uncertainty and have negative impacts on commodities and currency, which could adversely affect LCNB's operating results and financial condition;

11.

difficulties with technology or data security breaches, including cyberattacks or widespread outages, could negatively affect LCNB's ability to conduct business and its relationships with customers, vendors, and others;

12.

adverse weather events and natural disasters and global and/or national epidemics could negatively affect LCNB’s customers given its concentrated geographic scope, which could impact LCNB’s operating results; and

13.

government intervention in the U.S. financial system, including the effects of legislative, tax, accounting, and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Jumpstart Our Business Startups Act, the Consumer Financial Protection Bureau, the capital ratios of Basel III as adopted by the federal banking authorities, changes in deposit insurance premium levels, and any such future regulatory actions or reforms.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made.  Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.